EXHIBIT 99.2

FOR IMMEDIATE RELEASE
August 8, 2006

Contact:	Ken L. Kenworthy, Sr.
Chief Financial Officer

(405) 600-0711

GMX Resources Inc. Announces Pricing of Offering

of 9.25% Series B Cumulative Preferred Stock

Oklahoma City, Oklahoma. August 8, 2006. GMX Resources Inc. (NASDAQ Global: GMXR) announced today that it successfully sold 1,800,000 shares of its 9.25% Series B Cumulative Preferred Stock at $25.00 per share, for a total offering size of $45,000,000.  The shares are approved for listing, subject to official notice of issuance, on The Global Market of The NASDAQ Stock Market LLC under the symbol “GMXRP.” Additionally, the underwriters have been granted a 30-day option to purchase up to an additional 200,000 shares of Series B Cumulative Preferred Stock.  GMXR expects the issuance and delivery of the preferred shares to occur on Friday, August 11, 2006, subject to customary conditions.

The initial annual dividend on each share of Series B Cumulative Preferred Stock is $2.3125 and is payable quarterly when, as and if declared by the company, in cash (subject to specified exceptions), in arrears to holders of record as of the dividend payment record date, on or about the last calendar day of each March, June, September and December commencing September 30, 2006. The dividend for the first quarter will be based on the actual number of days the Series B Cumulative Preferred Stock is outstanding for the current quarter, or $0.3212. The Series B Cumulative Preferred Stock will not be convertible into GMXR common stock and can be redeemed by GMXR, at its option, after September 30, 2011 at $25.00 per share.  The Series B Cumulative Preferred Stock will be required to be redeemed prior to September 30, 2011 at specified redemption prices and thereafter at $25.00 per share in the event of a change of ownership or control of GMXR if the acquirer is not a public company meeting certain financial criteria.

A.G. Edwards is the sole book-runner and co-lead manager, and Ferris, Baker Watts, Incorporated is co-lead manager for the transaction. Capital One Southcoast, Inc. and First Albany Capital are co-managers for the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and related prospectus supplement, both of which are available on the SEC EDGAR system at www.sec.gov.

GMX RESOURCES INC. is a rapidly growing independent E & P company. Key Gas Resource Play in Cotton Valley (CV) sands, shales and limes, Travis Peak sands & Pettit sands and limes; North Carthage Field, East Texas, Panola & Harrison County; “Tight Gas Sands” on the Sabine Uplift; 93% Natural Gas; Core Area: 99% of NAV; Stacked Multiple Reservoirs; Drilled 84 CV Wells, 7 Travis Peak Wells since inception in 1998; 28,973 gross / 15,268 net acres in LCV layers; 724 gross / 431 net CVS 40 acre locations; 7 Yrs of Development with 6 Rigs. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 122 gross/72.73 net producing wells and operates 67% of its reserves. YTD price range $50.50 - $25.55; Common Stock Outstanding - 11,214,967 shares; Institutional Ownership approximately 60% at December 31, 2005; Management maintains 22% equity stake. The Company's strategy is to develop its resource play with multiple rigs, increase production, grow its natural gas reserves and continue to build shareholder value.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  They include statements regarding the company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company’s properties and potential reserve and production levels.  These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties.  Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company.    Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks.  For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.